Exhibit 5.1

ONE SHELL PLAZA 910 LOUISIANA HOUSTON, TEXAS 77002-4995 713.229.1234 FAX 713.229.1522	AUSTIN BAKU DALLAS DUBAI HONG KONG HOUSTON LONDON MOSCOW NEW YORK RIYADH WASHINGTON

December 20, 2005

Dril-Quip, Inc.

1355 Hempstead Highway

Houston, Texas 77040

Ladies and Gentlemen:

In connection with the issuance by Dril-Quip, Inc., a Delaware corporation (the “Company”), of an aggregate of up to 1,526,925 shares (the “Company Shares”) of its common stock, par value $.01 per share (the “Common Stock”), and the sale by certain selling stockholders (the “Selling Stockholders”) of an aggregate of up to 1,923,075 shares of Common Stock (the “Selling Stockholder Shares” and collectively with the Company Shares, the “Shares”) pursuant to (i) the Company’s Registration Statement on Form S-3 (Registration No. 333-128989) (as amended, the “Registration Statement”), which was filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), and (ii) the related prospectus dated November 30, 2004, as supplemented by the prospectus supplement relating to the sale of the Shares dated December 15, 2005 (as so supplemented, the “Prospectus”), as filed by the Company with the Commission pursuant to Rule 424(b)(5) under the Act, certain legal matters with respect to the Shares are being passed upon for the Company by us. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Company’s Current Report on Form 8-K to be filed with the Commission on the date hereof (the “Form 8-K”).

We have examined originals, or copies certified or otherwise identified, of the Restated Certificate of Incorporation and Bylaws of the Company, each as amended to date, the Underwriting Agreement, dated as of December 14, 2005, between the Company, the Selling Stockholders, UBS Securities LLC, Morgan Stanley & Co. Incorporated, Lehman Brothers Inc., Simmons & Company International and Howard Weil Incorporated, relating to the sale of the Shares (the “Underwriting Agreement”), the Registration Statement, the Prospectus, corporate records of the Company, including minute books of the Company, as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, we have relied upon certificates of officers of the Company and of public officials with respect to the accuracy of the material factual matters contained in such certificates. In giving the opinions below, we have assumed that the signatures on all documents examined by us are genuine, that all documents submitted to us as originals are accurate and complete, that all documents submitted to us as copies are true and correct copies of the originals thereof and that all information submitted to us was accurate and complete.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Company Shares have been duly authorized and, when issued and delivered against payment of the purchase price therefor in accordance with the Underwriting Agreement, will be validly issued, fully paid and

Dril-Quip, Inc.	December 20, 2005

nonassessable, and that the Selling Stockholder Shares are validly issued, fully paid and non-assessable.

The opinions set forth above are limited in all respects to matters of the General Corporation Law of the State of Delaware. We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Form 8-K. We also consent to the references to our Firm under the heading “Legal Opinions” in the Prospectus. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BAKER BOTTS L.L.P.

JDK/GMS/JAR

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